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                                                                    Exhibit 23.2



              Consent of Independent Certified Public Accountants

We have issued our report dated January 24, 2001 (except for Note 16, as to which the date is April 3, 2001) accompanying consolidated financial statements included in the Annual Report of Strategic Solutions Group, Inc, included in the Annual Report on Form 10-KSB for the year ended December 31, 2000 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton, LLP
Baltimore, Maryland
May 24, 2001